Exhibit 99.1

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
	June 30,	June 30,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$6,274	$8,722
Accounts receivable, less allowance for doubtful accounts of $728 at June 30, 2013 and $629 at June 30, 2012	10,848	11,905
Inventories	8,135	7,954
Other current assets	477	514
Total current assets	25,734	29,095

Property and equipment, net	1,525	2,292
Goodwill	1,493	2,967
Intangible assets	1,040	1,686
Other assets	241	121
Total assets	$30,033	$36,161

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,069	$6,183
Accrued payroll and related expenses	1,986	2,006
Accrued warranty	1,070	1,243
Line of credit, short-term	-	5,500
Deferred revenue	1,314	279
Other accrued liabilities	815	1,761
Total current liabilities	12,254	16,972

Long-term liabilities:
Tax liabilities, long-term	155	399
Other long-term liabilities	284	446
Total liabilities	12,693	17,817

Total stockholders' equity	17,340	18,344

Total liabilities and stockholders' equity	$30,033	$36,161

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30,	June 30,	June 30,	June 30,
	2013	2012	2013	2012

Revenues	$13,695	$16,972	$46,816	$66,219
Cost of revenues	7,393	9,929	27,696	38,219
Gross margin	6,302	7,043	19,120	28,000
Operating expenses:
Research, development and engineering	1,757	2,015	7,634	8,714
Selling, general and administrative	4,656	5,401	18,958	20,701
Restructuring charges, including accelerated stock compensation expense	276	42	785	1,256
Amortization of other intangibles	89	116	411	466
Impairment of intangible assets and goodwill	-	-	1,708	-
Total operating expenses	6,778	7,574	29,496	31,137

Operating loss	(476)	(531)	(10,376)	(3,137)
Interest income (expense), net	3	(78)	(37)	(250)
Other income	71	-	71	-
Currency exchange loss	(111)	(343)	(3)	(732)

Loss before income taxes	(513)	(952)	(10,345)	(4,119)
Benefit from income taxes	(517)	(594)	(320)	(396)
Net income (loss)	$4	$(358)	$(10,025)	$(3,723)
Effects of preferred stock
Less accretion of preferred stock to redemption value	(24)	-	(73)	-
Less dividends allocated to preferred shareholders	(80)	-	(250)	-
Net loss attributable to the company’s common shareholders	$(100)	$(358)	$(10,348)	$(3,723)
Basic and diluted loss per share	$(0.01)	$(0.04)	$(0.99)	$(0.40)

Shares used in computing basic and diluted per share amounts	10,698	9,491	10,437	9,386

ADEPT TECHNOLOGY, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA (Loss)
(in thousands)

	Three Months ended June 30, 2013	Three Months ended March 31, 2013	Three Months ended June 30, 2012

Net income (loss)	$4	$(1,754)	$(358)
Interest (income) expense, net	(3)	(8)	78
Income tax expense (benefit)	(517)	96	(594)
Depreciation	233	245	179
Amortization of intangibles	89	89	116
Stock compensation expense	166	88	196
Restructuring charges	276	114	42
Adjusted EBITDA (loss)	$248	$(1,130)	$(341)

	Twelve Months ended June 30, 2013	Twelve Months ended June 30, 2012

Net loss	$(10,025)	$(3,723)
Interest expense, net	37	250
Income tax benefit	(320)	(396)
Depreciation	966	893
Amortization of intangibles	411	466
Stock compensation expense	836	1,201
Restructuring charges	785	1,256
Impairment of intangible assets and goodwill	1,708	—
Adjusted EBITDA (loss)	$(5,602)	$(53)

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